Exhibit 16.1

June 24, 2019

Securities and Exchange Commission

100 F Street N.E.

Washington, D.C. 20549

We have been furnished with a copy of the response to Item 4.01 of Form 8-K for the event that occurred on June 20, 2019, to be filed by our former client, the CUI Global, Inc. and Subsidiaries. We agree with the statements made in response to that Item insofar as they relate to our Firm.

Very truly yours,

/s/ Perkins & Company, P.C.